Exhibit 99.1

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com
HUDSON CITY BANCORP, INC. COMPLETES ITS ACQUISITION OF SOUND FEDERAL BANCORP, INC.
Paramus, New Jersey, July 14, 2006 - Hudson City Bancorp, Inc. (the “Company”) (NASDAQ: HCBK), the parent company for Hudson City Savings Bank (the “Bank”), announced today that its acquisition of Sound Federal Bancorp, Inc. (“Sound”), the parent company for Sound Federal Savings (“Sound Federal”), has been completed. In accordance with the Agreement and Plan of Merger, dated February 8, 2006, the Company acquired Sound and, through a series of transactions, merged Sound Federal with and into the Bank.
Sound Federal, with over $1 billion in assets and deposits, was founded in 1891 and operated 14 branches in New York’s Westchester, Rockland, and Putnam Counties as well as Fairfield County, Connecticut. This acquisition represents Hudson City’s initial entry into the high-income suburban counties served by Sound Federal and further enhances the already attractive demographics of Hudson City’s footprint. Following the acquisition, Hudson City now has branches in seven of the top 50 counties in the United States as ranked by estimated 2005 median household income and Hudson City ranks as the 4th-largest thrift in the United States with more than $32 billion in assets and 109 retail branches in New Jersey, New York, and Connecticut.
The Company purchased Sound for $20.75 per share in cash, presenting an aggregate transaction value of approximately $265 million. The Bank will operate the branches of Sound Federal under the name “Sound Federal, a Division of Hudson City Savings Bank” beginning on Saturday, July 15, 2006. Registered stockholders of Sound will receive materials from Mellon Investor Services LLC, the paying agent for the transaction, within the next ten business days instructing them on how to exchange their shares for the merger consideration.
About Hudson City
Hudson City Bancorp, Inc. is the parent company of Hudson City Savings Bank, a well-established community banking institution with a long-standing tradition of service excellence. Following its acquisition of Sound, Hudson City has assets exceeding $32 billion, making it the largest savings bank headquartered in New Jersey. Hudson City Savings Bank operates 109 full service branches throughout New Jersey, New York and Fairfield County, Connecticut. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp and statements about the benefits of the merger between Hudson City Bancorp and Sound Federal Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.